Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey 330-796-8801
ANALYST CONTACT:	Christina Zamarro 330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Second Quarter, First Half 2018 Results

•	Global tire unit shipments increase 4%, driven by growth in replacement

•	U.S. & European >17” consumer replacement volumes significantly outpace industry growth

•	TireHub launch on track; transition ahead of plan

•	Company repurchases $75 million of common stock, $100 million year-to-date

AKRON, Ohio, July 27, 2018 – The Goodyear Tire & Rubber Company today reported results for the second quarter and first half of 2018.

“We delivered strong operating performance in the quarter highlighted by impressive volume growth in our mature markets where we regained share, particularly in the more profitable 17 inch and greater rim sizes in the U.S. and Europe,” said Richard J. Kramer, chairman, chief executive officer and president. “Additionally, we achieved our price/mix and net cost savings goals for the quarter.”

“While our execution in the period was robust, macro headwinds are intensifying – including rising raw material costs, a stronger U.S. dollar and softening market conditions in China. We are adjusting our plans accordingly to mitigate the impact of these challenges over the intermediate-term. I remain confident that our strengthening position in the marketplace, along with value created through our strategic initiatives, will allow us to deliver on our 2020 plan,” he added.

“Our new TireHub distribution joint venture in the U.S. is performing exceptionally well out of the gate, and our shipments to the wholesale channel are running ahead of our transition plans. Goodyear’s customer base has demonstrated its loyalty to our brand and I am confident that TireHub’s best-in-class service model, together with added supply from our new Americas plant, will enhance value for our retail and fleet customers,” said Kramer.

Goodyear’s second quarter 2018 sales were $3.8 billion, up 4 percent from a year ago, driven by higher volume and improved price/mix.

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Tire unit volumes totaled 39.0 million, a 4 percent increase from 2017. Replacement tire shipments rose 5 percent, attributable to increased industry demand and share gains in EMEA. Original equipment unit volume was up 3 percent, primarily driven by consumer demand in Asia Pacific and global commercial shipments. Consumer replacement shipments in the U.S. outpaced industry growth after adjusting for the impact of the TireHub transition, driven by outperformance in the 17-inch-and-larger category.

Goodyear’s second quarter 2018 net income was $157 million (65 cents per share), up from $147 million (58 cents per share) a year ago. Second quarter 2018 adjusted net income was $150 million (62 cents per share), compared to $177 million (70 cents per share) in 2017. Per share amounts are diluted.

The company reported second quarter segment operating income of $324 million in 2018, down from $369 million a year ago. The decrease was driven by the impacts of higher raw material costs, general cost inflation and lower price/mix, which were partially offset by the benefits from cost savings initiatives and increased sales volume.

Year-to-Date Results

Goodyear’s sales for the first six months of 2018 were $7.7 billion, a 4 percent increase from the 2017 period, primarily due to favorable foreign currency translation, improvements in price/mix and higher tire volume. These increases were partially offset by lower sales in other tire-related businesses.

Tire unit volumes totaled 78.0 million, up 1 percent from 2017, driven by stronger consumer replacement shipments in EMEA, as well as increased consumer OE demand in Asia Pacific and higher global commercial shipments. Replacement tire shipments increased 1 percent. Original equipment volume was essentially flat.

Goodyear’s year-to-date net income of $232 million (96 cents per share) is down from $313 million ($1.23 per share) in the prior year’s period. First half 2018 adjusted net income was $272 million ($1.12 per share), compared to $366 million ($1.44 per share) in the prior year’s period. Per share amounts are diluted.

The company reported first half segment operating income of $605 million in 2018, down from $759 million a year ago. The decrease was attributable to the effect of higher raw material costs and reduced price/mix.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2018 and 2017 periods.

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Business Segment Results

Americas

	Second Quarter		Six Months
(in millions)	2018	2017	2018	2017
Tire Units	17.3	17.1	34.0	34.3
Sales	$2,018	$2,029	$3,947	$3,987
Segment Operating Income	154	218	281	434
Segment Operating Margin	7.6%	10.7%	7.1%	10.9%

Americas’ second quarter 2018 tire unit volume increased approximately 2 percent. Sales of $2 billion were down slightly, reflecting unfavorable foreign currency translation and reduced price/mix. Replacement tire shipments rose 1.5 percent, led by strength in the U.S. despite the impact of transitioning to TireHub. Original equipment unit volume was up 2 percent, driven by growth in both commercial and consumer. The company estimates that a national transportation strike in Brazil restricted growth in the Americas by about 1.5 percent.

Second quarter 2018 segment operating income of $154 million was down 29 percent from the prior year. The decline was driven by the impact of reduced price/mix and increased raw material costs. The lower price/mix reflects the impact of last year’s price reductions, which were partially offset by strong growth in the U.S. within the 17-inch-and-larger category.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2018	2017	2018	2017
Tire Units	14.2	13.0	28.9	28.5
Sales	$1,260	$1,114	$2,590	$2,353
Segment Operating Income	100	80	178	181
Segment Operating Margin	7.9%	7.2%	6.9%	7.7%

Europe, Middle East and Africa’s second quarter 2018 sales increased 13 percent from last year to $1.3 billion, primarily attributable to increased volume. Replacement tire shipments were up 13 percent, driven by the consumer tire business, reflecting increased industry demand and share gains. Original equipment unit volume rose 1 percent.

Second quarter 2018 segment operating income of $100 million was 25 percent higher than the prior year, reflecting the benefits of increased sales volume and favorable price/mix, partially offset by higher raw material costs.

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Asia Pacific

	Second Quarter		Six Months
(in millions)	2018	2017	2018	2017
Tire Units	7.5	7.3	15.1	14.6
Sales	$563	$543	$1,134	$1,045
Segment Operating Income	70	71	146	144
Segment Operating Margin	12.4%	13.1%	12.9%	13.8%

Asia Pacific’s second quarter 2018 sales increased 4 percent from last year to $563 million, driven by increased volume and improved price/mix. Tire unit volumes were 2 percent greater than in the prior year’s period. Original equipment unit volume rose 9 percent, driven by our consumer business in China. Replacement tire shipments were down 3 percent and were impacted by softening market conditions in China.

Second quarter 2018 segment operating income of $70 million was down slightly from last year reflecting lower price/mix, which more than offset the benefits from increased volume.

2018 Outlook

The company expects its 2018 segment operating income to total between $1.45 billion and $1.5 billion. The company has reduced its second-half outlook from the low end of the prior guidance to reflect a $130 million increase in raw material costs, a $60 million unfavorable swing in foreign currency due to a stronger U.S. dollar, and a $70 million headwind due to softening market conditions in China.

Shareholder Returns

The company declared a quarterly dividend of 14 cents per share of common stock on July 14, 2018, payable on September 4, 2018 to shareholders of record on August 1, 2018. The payout represents an annual rate of 56 cents per share.

As a part of its previously announced $2.1 billion share repurchase program, the company repurchased nearly 3 million shares of its common stock for $75 million during the second quarter, bringing the full-year totals to $100 million and approximately 4 million shares. Since its inception, the company has acquired 48 million shares for $1.4 billion.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

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Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 876-9176 or (785) 424-1667 before 8:55 a.m. and providing the conference ID “Goodyear.” A taped replay will be available by calling (800) 839-2398 or (402) 220-7208. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2018	2017	2018	2017
NET SALES	$3,841	$3,686	$7,671	$7,385

Cost of Goods Sold	2,949	2,785	5,925	5,545
Selling, Administrative and General Expense	588	579	1,179	1,155
Rationalizations	(2)	27	35	56
Interest Expense	78	89	154	176
Other (Income) Expense	45	16	82	24

Income before Income Taxes	183	190	296	429
United States and Foreign Tax Expense	19	36	52	106

Net Income	164	154	244	323
Less: Minority Shareholders’ Net Income	7	7	12	10

Goodyear Net Income	$157	$147	$232	$313

Goodyear Net Income - Per Share of Common Stock
Basic	$0.66	$0.58	$0.97	$1.24

Weighted Average Shares Outstanding	239	252	240	252
Diluted	$0.65	$0.58	$0.96	$1.23

Weighted Average Shares Outstanding	241	256	242	256
Cash Dividends Declared Per Common Share	$0.14	$0.10	$0.28	$0.20

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30, 2018	December 31, 2017
Assets:
Current Assets:
Cash and Cash Equivalents	$975	$1,043
Accounts Receivable, less Allowance - $108 ($116 in 2017)	2,388	2,025
Inventories:
Raw Materials	530	466
Work in Process	160	142
Finished Products	2,251	2,179

	2,941	2,787
Prepaid Expenses and Other Current Assets	265	224

Total Current Assets	6,569	6,079
Goodwill	576	595
Intangible Assets	138	139
Deferred Income Taxes	2,035	2,008
Other Assets	804	792
Property, Plant and Equipment less Accumulated Depreciation - $10,110 ($10,078 in 2017)	7,233	7,451

Total Assets	$17,355	$17,064

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,880	$2,807
Compensation and Benefits	511	539
Other Current Liabilities	821	1,026
Notes Payable and Overdrafts	335	262
Long Term Debt and Capital Leases due Within One Year	286	391

Total Current Liabilities	4,833	5,025
Long Term Debt and Capital Leases	5,726	5,076
Compensation and Benefits	1,369	1,515
Deferred Income Taxes	99	100
Other Long Term Liabilities	484	498

Total Liabilities	12,511	12,214
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 237 and 240 million in 2018 and 2017 after deducting 41 and 38 million treasury shares in 2018 and 2017	237	240
Capital Surplus	2,214	2,295
Retained Earnings	6,208	6,044
Accumulated Other Comprehensive Loss	(4,022)	(3,976)

Goodyear Shareholders’ Equity	4,637	4,603
Minority Shareholders’ Equity – Nonredeemable	207	247

Total Shareholders’ Equity	4,844	4,850

Total Liabilities and Shareholders’ Equity	$17,355	$17,064

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net Income	$244	$323
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	392	387
Amortization and Write-Off of Debt Issuance Costs	8	14
Provision for Deferred Income Taxes	(55)	45
Net Pension Curtailments and Settlements	3	1
Net Rationalization Charges	35	56
Rationalization Payments	(131)	(54)
Net (Gains) Losses on Asset Sales	—	(13)
Pension Contributions and Direct Payments	(42)	(45)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(475)	(470)
Inventories	(222)	(482)
Accounts Payable - Trade	253	190
Compensation and Benefits	(30)	(67)
Other Current Liabilities	(100)	27
Other Assets and Liabilities	36	(97)

Total Cash Flows from Operating Activities	(84)	(185)
Cash Flows from Investing Activities:
Capital Expenditures	(442)	(497)
Asset Dispositions	2	2
Short Term Securities Acquired	(30)	(43)
Short Term Securities Redeemed	38	43
Other Transactions	(38)	(3)

Total Cash Flows from Investing Activities	(470)	(498)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,012	290
Short Term Debt and Overdrafts Paid	(920)	(303)
Long Term Debt Incurred	3,544	3,456
Long Term Debt Paid	(2,933)	(2,905)
Common Stock Issued	3	11
Common Stock Repurchased	(100)	(30)
Common Stock Dividends Paid	(67)	(50)
Transactions with Minority Interests in Subsidiaries	(26)	(5)
Debt Related Costs and Other Transactions	6	(38)

Total Cash Flows from Financing Activities	519	426
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(25)	37

Net Change in Cash, Cash Equivalents and Restricted Cash	(60)	(220)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,110	1,189

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,050	$969

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2018	2017	2018	2017
Total Segment Operating Income	$324	$369	$605	$759
Rationalizations	(2)	27	35	56
Interest Expense	78	89	154	176
Other (Income) Expense	45	16	82	24
Asset Write-offs and Accelerated Depreciation	1	21	2	29
Corporate Incentive Compensation Plans	3	12	7	27
Intercompany Profit Elimination	(1)	(2)	(4)	(5)
Retained Expenses of Divested Operations	2	3	5	6
Other	15	13	28	17

Income before Income Taxes	$183	$190	$296	$429
United States and Foreign Taxes	19	36	52	106
Less: Minority Shareholders Net Income	7	7	12	10

Goodyear Net Income	$157	$147	$232	$313

Sales	$3,841	$3,686	$7,671	$7,385
Return on Sales	4.1%	4.0%	3.0%	4.2%
Total Segment Operating Margin	8.4%	10.0%	7.9%	10.3%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Tables

Second Quarter 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$183	$19	$7	$157	241	$0.65
Significant Items:
Transaction Costs Related to TireHub	10	2		8		0.03
Hurricane Effect	8			8		0.03
Brazil Transportation Strike	7	2		5		0.02
Pension Settlement	3	1		2		0.01
Net Gains on Asset Sales	(2)	(1)		(1)		(0.01)
Insurance Recovery – Discontinued Products	(2)	(1)		(1)		(0.01)
Discrete Tax Items		28		(28)		(0.10)

	24	31		(7)		(0.03)

As Adjusted	$207	$50	$7	$150	241	$0.62

Second Quarter 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$190	$36	$7	$147	256	$0.58
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	48	12		36		0.14
Debt Redemption Charges	31	12		19		0.07
Net Gains on Asset Sales	(12)			(12)		(0.04)
Discrete Tax Items	(5)	8		(13)		(0.05)

	62	32		30		0.12

As Adjusted	$252	$68	$7	$177	256	$0.70

First Six Months 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$296	$52	$12	$232	242	$0.96
Significant Items:
Rationalizations, Asset Write-Offs, and Accelerated Depreciation Charges	37	10		27		0.11
Hurricane Effect	11			11		0.05
Transaction Costs Related to TireHub	14	3		11		0.04
Pension Standard Change	9	2		7		0.03
Brazil Transportation Strike	7	2		5		0.02
Pension Settlement	3	1		2		0.01
Insurance Recovery – Discontinued Products	(2)	(1)		(1)		(0.01)
Discrete Tax Items		22		(22)		(0.09)

	79	39		40		0.16

As Adjusted	$375	$91	$12	$272	242	$1.12

First Six Months 2017	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$429	$106	$10	$313	256	$1.23
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	85	24		61		0.24
Debt Redemption Charges	31	12		19		0.07
Net Gains on Asset Sales	(13)	(1)		(12)		(0.04)
Discrete Tax Items	(5)	10		(15)		(0.06)

	98	45		53		0.21

As Adjusted	$527	$151	$10	$366	256	$1.44

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